Exhibit 99.10

December 8, 2008

Board of Directors

Zygo Corporation

Laurel Brook Road

Middlefield, CT 06455

Re:	Registration Statement on Form S-4 of
Electro Scientific Industries, Inc., filed December 8, 2008

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 15, 2008, with respect to the fairness from a financial point of view to the holders of outstanding shares of common stock, par value $0.10 per share (the “Zygo Common Stock”), of Zygo Corporation (the “Company”) of the exchange ratio of 1.0233 shares of common stock, without par value, of Electro Scientific Industries, Inc. (“ESI”) to be paid for each share of Zygo Common Stock pursuant to the Agreement and Plan of Merger, dated as of October 15, 2008, by and among the Company, ESI, and Zirkon Merger Sub, LLC, a wholly owned subsidiary of ESI.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that ESI has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Zygo’s Reasons for the Merger,” “Summary—Opinion of the Parties’ Financial Advisors—Zygo Financial Advisor,” “Risk Factors—The opinions obtained by ESI and Zygo from their respective financial advisors do not and will not reflect changes in circumstances subsequent to the date of the merger agreement,” “The Merger—Background of the Merger,” “The Merger—Zygo’s Board of Directors’ Recommendations and Reasons for the Merger” and “The Merger—Opinion of Financial Advisor to Zygo’s Board of Directors” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)